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                                NHP INCORPORATED,

                          NHP FINANCIAL SERVICES, LTD.

                                       AND

                       THE FIRST NATIONAL BANK OF BOSTON,

                                  RIGHTS AGENT



                                RIGHTS AGREEMENT

                           DATED AS OF APRIL 21, 1997


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                                TABLE OF CONTENTS
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                                                                                                               PAGE

                  RECITALS........................................................................................1
                  Section 1.        Certain Definitions...........................................................1
                  Section 2.        Appointment of Rights Agent...................................................3
                  Section 3.        Evidence of Rights............................................................4
                  Section 4.        Effect of Maturity Time.......................................................5
                  Section 5.        Covenants of the Company and the Spin-Off Entity..............................6
                  Section 6.        Record Date...................................................................9
                  Section 7.        Recapitalization of the Spin-Off Entity.......................................9
                  Section 8.        Rights of Action..............................................................9
                  Section 9.        Agreement of Rights Holders...................................................9
                  Section 10.       Right Holder Not Deemed a Spin-Off Entity Shareholder........................10
                  Section 11.       Concerning the Rights Agent..................................................10
                  Section 12.       Merger or Consolidation or Change of Name of Rights Agent....................11
                  Section 13.       Duties of Rights Agent.......................................................11
                  Section 14.       Change of Rights Agent.......................................................13
                  Section 15.       [Intentionally omitted.]  ...................................................14
                  Section 16.       Notice of Certain Events.....................................................14
                  Section 17.       Notices......................................................................14
                  Section 18.       Supplements and Amendments...................................................15
                  Section 19.       Successors; Certain Covenants................................................16
                  Section 20.       Benefits of this Agreement...................................................16
                  Section 21.       Determinations and Actions by the Board of Directors, etc....................16
                  Section 22.       Severability.................................................................17
                  Section 23.       Governing Law................................................................17
                  Section 24.       Counterparts.................................................................17
                  Section 25.       Descriptive Headings.........................................................17
                  EXHIBIT A.....................................................................................A-1
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                                RIGHTS AGREEMENT

     This RIGHTS AGREEMENT, dated as of April 21, 1997 (this "Agreement"), is made and entered into by and between NHP Incorporated, a Delaware corporation (the "Company"), NHP Financial Services, Ltd., a Delaware corporation (the "Spin-Off Entity"), and The First National Bank of Boston, a national banking association (the "Rights Agent").

                                    RECITALS

         WHEREAS, on April 21, 1997, the Board of Directors of the Company authorized and declared a dividend distribution of one right ("Right") for each share of Common Stock, par value $.01 per share, of the Company (a "Common Share") outstanding as of the Close of Business (as hereinafter defined) on May 2, 1997, (the "Record Date"), each Right representing the right to receive, upon the Company's distribution of shares of common stock of NHP Financial Services, Ltd., a Delaware corporation (the "Spin-Off Entity"), upon the terms and subject to the conditions herein set forth, one-third of a Share of the Spin-Off Entity, and further authorized and directed the issuance of one Right with respect to each Common Share issued or delivered by the Company (whether originally issued or delivered from the Company's treasury) after the Record Date but prior to the Maturity Time (as hereinafter defined).

         NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         Section 1. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

                  (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms, in Rule 12b-2 of the General Rules and Regulations under the Exchange Act (as hereinafter defined), as in effect on the date of this Agreement.

                  (b) "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of Massachusetts (or such other state in which the principal office of the Rights Agent is located) are authorized or obligated by law or executive order to close.

                  (c) "Close of Business" on any given date shall mean 5:00 P.M., Eastern time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., Eastern time, on the next succeeding Business Day.

                  (d) "Common Shares" shall mean the Common Stock, par value $.01 per share, of the Company.

                  (e) "Company" shall mean NHP Incorporated, a Delaware corporation.

                  (f) "Effective Time" shall have the meaning set forth in the Merger Agreement.



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                  (g) "Exchange Act" shall mean the Securities Exchange Act of
         1934, as amended.

                  (h) "Exchange Agent" shall mean the Exchange Agent appointed pursuant to the Merger Agreement.

                  (i) "Maturity Time" shall mean the earlier of the Effective Time of the Merger and the Close of Business on December 1, 1997; provided, however, that if the distribution of Shares pursuant to
         Section 4 of this Agreement is prohibited by the terms of any agreement to which the Company or the Spin-Off Entity is a party as in effect on the date of this Agreement and consent to such distribution has not been obtained, or if the distribution of Shares requires any governmental filing or approval or the effectiveness of any filing in order to comply with applicable law, then the Maturity Time shall be deferred until such time as any such consent is obtained, any such prohibition is no longer in effect and all such filings or approvals have been made or obtained or such filings have become effective.

                  (j) "Merger" shall mean the merger of AIMCO/NHP Acquisition Corp., a Maryland corporation, with and into the Company pursuant to the Merger Agreement.

                  (k) "Merger Agreement" shall mean the Agreement and Plan of Merger dated as of April 21, 1997 by and among Apartment Investment and Management Company, a Maryland corporation, AIMCO/NHP Acquisition Corp., a Delaware corporation, and the Company.

                  (l) "Nasdaq Stock Market" shall have the meaning set forth in Rule 4200(v) of the Rules of the National Association of Securities Dealers, Inc.

                  (m) "Person" shall mean any individual, firm, corporation, partnership, limited liability company or other legal entity, and shall include any successor (by merger or otherwise) of such entity.

                  (n) "Recapitalization" shall mean the action required pursuant to Section 7 of this Agreement.

                  (o) "Registration Statement" shall mean an appropriate registration statement (together with all amendments thereto) under the Securities Act or the Exchange Act (as the Company determines to be appropriate) relating to the distribution of the Shares on the terms set forth herein and relating to the reoffering or resale within 30 days after the distribution of securities acquired pursuant to the distribution to the extent requested by any Person who reasonably expects to be an Affiliate of the Spin-Off Entity upon completion of the distribution and who requests inclusion of Shares it expects to hold no


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         later than five Business Days prior to the effectiveness of the
         Registration Statement, which statement shall be filed with the SEC.

                  (p) "Right" shall have the meaning set forth in the Recitals to this Agreement.

                  (q) "Rights Agent" shall mean The First National Bank of Boston unless and until a successor Rights Agent shall have become such pursuant to the terms of this Agreement, and thereafter, "Rights Agent" shall mean such successor Rights Agent.

                  (r) "SEC" shall mean the Securities and Exchange Commission.

                  (s) "Securities Act" shall mean the Securities Act of 1933, as amended.

                  (t) "Share" shall mean a share of Common Stock, par value $.01 per share, of the Spin-Off Entity.

                  (u) "Share Registration Date" shall mean the date upon which the Registration Statement shall have become effective.

                  (v) "Special Meeting" shall mean the meeting of the shareholders of the Company to consider and vote on the approval of the Merger Agreement.

                  (w) "Spin-Off Entity" shall mean NHP Financial Services, Ltd., a Delaware corporation.

                  (x) "Subsidiary" when used with reference to any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interests is owned, directly or indirectly, by such Person.

                  (y) "Summary of Rights to Purchase Shares" shall mean the Summary of Rights to Purchase Shares, in substantially the form of Exhibit A attached hereto.

                  (z) "Transfer Agent" shall mean the transfer agent for Shares as appointed by the Spin-Off Entity from time to time.

         Section 2. Appointment of Rights Agent. The Company and the Spin-Off Entity hereby appoint the Rights Agent to act as agent for the Company and the Spin-Off Entity, and the holders of the Rights in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment and hereby certifies that it complies with the requirements of the New York Stock Exchange governing transfer agents and registrars. The Company may from time to time act as Co-Rights Agent or appoint such Co-Rights Agents as it may deem necessary or desirable upon ten (10) days prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Rights Agent. Any actions which may be taken by the Rights Agent


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pursuant to the terms of this Agreement may be taken by any such Co-Rights
Agent. To the extent that any Co-Rights Agent takes any action pursuant to this Agreement, such Co-Rights Agent shall be entitled to all of the rights and protections of, and subject to all of the applicable duties and obligations imposed upon, the Rights Agent pursuant to the terms of this Agreement.

         Section 3.        Evidence of Rights.

         (a) (i) The Rights shall be evidenced by the certificates representing Common Shares registered in the names of the record holders thereof, (ii) the Rights shall be transferable only in connection with the transfer of the underlying Common Shares, and (iii) the surrender for transfer of any certificates evidencing Common Shares in respect of which Rights have been issued shall also constitute the transfer of the Rights associated with the Common Shares evidenced by such certificates.

         (b) On the Record Date or as promptly as practicable thereafter, the Company shall send a copy of the Summary of Rights by first-class, postage prepaid mail, to each record holder of Common Shares as of the Close of Business on the Record Date, at the address of such holder shown on the records of the Company as of such date. With respect to certificates of Common Shares outstanding as of the Record Date and until the Maturity Time, the Rights will be evidenced by such certificates registered in the names of the holders. Until the Maturity Time, the surrender for transfer of any certificate for Common Shares outstanding on the Record Date shall also constitute the transfer of the Rights associated with the Common Shares represented thereby.

         (c) Rights shall be issued by the Company in respect of all Common Shares issued or delivered by the Company (whether originally issued or delivered from the Company's treasury) after the Record Date but prior to the Maturity Time. Certificates evidencing such Common Shares shall have stamped on, impressed on, printed on, written on or otherwise affixed to them the following legend or such similar legend as the Company may deem appropriate and as is not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or transaction reporting system on which the Common Shares may from time to time be listed or quoted, or to conform to usage:

         This Certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement between NHP Incorporated, NHP Financial Services, Ltd. and The First National Bank of Boston dated as of April 21, 1997 (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of NHP Incorporated. NHP Incorporated will mail to the holder of this Certificate a copy of the Rights Agreement without charge promptly after receipt of a written request therefor.

With respect to such certificates containing the foregoing legend, the Rights associated with the Common Shares represented by such certificates shall be evidenced by such certificates alone,


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and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares represented thereby. In the event that the Company purchases or acquires any Common Shares after the Record Date, any Rights associated with such Common Shares shall be deemed canceled and retired so that the Company shall not be entitled to exercise any Rights associated with the Common Shares which are no longer outstanding.

         Section 4.        Effect of Maturity Time.

         (a) Without any action on the part of a holder of Rights, at the Maturity Time, all Rights shall no longer be outstanding and shall automatically cease to exist, and each record holder of Rights shall thereafter cease to have any rights with respect to such Rights except the right to receive, without interest, one-third of a Share of the Spin-Off Entity for each Right and cash for fractional shares of the Spin-Off Entity in accordance with Section 4(b).

         (b) No fractional Shares shall be issued with respect to Rights. All fractional Shares that a holder of Rights would otherwise be entitled to receive with respect to the Rights shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the fraction of a Share to which such holder would otherwise have been entitled by (ii) $9.15. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional Shares.

         (c) Subject to Section 4(d), as soon as reasonably practicable after the Maturity Time, (i) the Company shall surrender to the Transfer Agent all certificates it holds for Shares of the Spin-Off Entity along with executed stock transfer powers and instructions to issue certificates in the names of holders of record of Rights immediately prior to the Maturity Time (or such other Person as may be properly designated pursuant to Section 4(e)) in accordance with Section 4(a) and to deliver such certificates to the Rights Agent for the benefit of the holders of Rights, (ii) the Spin-Off Entity shall deposit (or cause to be deposited) with the Rights Agent, for the benefit of holders of Rights, cash in an amount sufficient to pay the aggregate cash required to be paid for fractional shares of the Spin-Off Entity pursuant to
Section 4(b), and (iii) the Rights Agent shall mail to each holder of record of Rights immediately prior to the Maturity Time (or such other Person as may be properly designated pursuant to Section 4(e)) the certificates for Shares and cash to which such holder is entitled pursuant to Sections 4(a) and 4(b), respectively.

         (d) If the Maturity Time shall be the Effective Time, then (i) the Company may, in lieu of instructing the Transfer Agent to deliver certificates for Shares to the Rights Agent pursuant to Section 4(c)(i), instruct the Transfer Agent to deliver certificates for all or some of the Shares to the Exchange Agent, and instruct the Exchange Agent to deliver certificates for such Shares upon surrender of certificates for Common Shares in connection with the Merger, and (ii) the Spin-Off Entity may, in lieu of depositing cash with the Rights Agent as required pursuant to Section 4(c)(ii), deposit all or some of the cash with the Exchange Agent to deliver upon surrender of certificates for Common Shares in connection with the Merger.



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         (e) The Company may instruct the Transfer Agent to issue certificates for Shares in the name of a person other than the record holder of Rights, and the Rights Agent or the Exchange Agent may deliver certificates for Shares and cash to a person other than the record holder of Rights if, prior to the Maturity Time, the Company receives (and transmits to the Rights Agent) instructions to issue Shares in the name of and deliver Shares and cash to another Person and such instructions are duly signed by the record holder and, unless such record holder is a financial institution that is a member of the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchanges' Medallion Program (SEMP) or the New York Stock Exchange, Inc. Medallion Program
(MSP) (each such entity, an "Eligible Institution"), the signature of the record holder is guaranteed by an Eligible Institution.

         Section 5. Covenants of the Company and the Spin-Off Entity. The Company and the Spin-Off Entity (as appropriate) covenant and agree that from and after the Record Date until the Maturity Time.

         (a) The Company and the Spin-Off Entity shall take all such action as may be necessary to ensure that all Shares and/or other securities delivered upon exercise of Rights, at the time of delivery of the certificates for such securities, shall be duly and validly authorized and issued, fully paid and nonassessable securities.

         (b) The Company shall pay when due and payable any and all federal and state transfer taxes and charges that may be payable in respect of the issuance or delivery of the Shares; provided, however, that the Company shall not be required to pay any transfer tax or charge which may be payable in respect of any transfer or delivery of Shares to a Person other than, or the issuance or delivery of certificates representing Shares in a name other than that of, the registered holder of the Rights immediately prior to the Maturity Time, or to issue or deliver any certificates representing Shares until any such tax or charge shall have been paid (any such tax or charge being payable by the holder of such Rights at the time of surrender) or until it has been established to the Company's reasonable satisfaction that no such tax is due.

         (c) The Spin-Off Entity shall, and the Company shall cause the Spin-Off Entity to, use its best efforts (i) to file on an appropriate form, in connection with the filing of the proxy statement with respect to the Special Meeting or otherwise as promptly as practicable, the Registration Statement with respect to the Shares to be delivered upon maturity of the Rights, (ii) to cause such Registration Statement to become effective as soon as practicable after such filing, and (iii) to cause such Registration Statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until such time as is necessary to complete the distribution of Shares in accordance with Section 4 and any reoffering or resale included in the Registration Statement. The Spin-Off Entity shall also, and the Company shall also cause the Spin-Off Entity to, take such action as may be appropriate under, or to ensure compliance with, the securities or "blue sky" laws of the various states in connection with the distribution of the Shares pursuant to this Agreement. If the Spin-Off Entity shall determine that a registration statement should be filed under any state securities laws, the Spin-Off Entity may temporarily suspend the distribution of the Shares pursuant to this Agreement in each relevant jurisdiction


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until such time as a registration statement has been declared effective and, upon any such suspension, the Spin-Off Entity shall issue a public announcement stating that the distribution of the Shares pursuant to this Agreement has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. Notwithstanding anything in this Agreement to the contrary, the Shares shall not be distributed pursuant to this Agreement in any jurisdiction if the requisite registration or qualification in such jurisdiction shall not have been effected or such distribution shall not be permitted under applicable law.

         (d) Notwithstanding anything in this Agreement to the contrary, after the Record Date, the Company and the Spin-Off Entity shall not, except as permitted by Section 18 hereof, take (or permit any of their Subsidiaries to take) any action the purpose of which is to, or if at the time such action is taken it is reasonably foreseeable that the effect of such action will, eliminate or otherwise materially diminish the benefits intended to be afforded by the Rights.

         (e) Notwithstanding anything in this Agreement to the contrary, in the event that the Company shall consolidate with or merge with or into, any other Person other than in connection with the Merger, regardless of whether the Company shall or shall not be the continuing or surviving corporation of such consolidation or merger, the Maturity Time shall become the date immediately preceding the date of the effective time or consummation of any such merger or consolidation. Prior to the effective time or consummation of any such merger or consolidation, the Spin-Off Entity shall, and the Company shall cause the Spin-Off Entity to, cause a registration statement to become and remain effective with respect to the distribution of Shares pursuant to this Agreement.

         (f) The Spin-Off Entity shall, and the Company shall cause the Spin-Off Entity to, conduct the operations of the Spin-Off Entity in the ordinary and usual course of business and consistent with past practice and use reasonable efforts to keep available the services of its present officers and key employees and preserve the goodwill and business relationships with all Persons having business relations with it. Without limiting the generality of the foregoing, and except as otherwise expressly permitted by this Agreement, prior to the Maturity Time, the Spin- Off Entity shall not, and the Company shall not permit the Spin-Off Entity to:

         (i) transfer the assets of the Spin-Off Entity other than in the ordinary course of business;

         (ii) issue, sell, pledge or dispose of, grant or otherwise create, or agree to issue, sell, pledge or dispose of, grant or otherwise create any capital stock or other equity securities, any debt or other securities convertible into or exchangeable for any of its capital stock or other equity securities other than in connection with a stock dividend, subdivision, combination or reclassification or the exercise of options, warrants and other rights to acquire securities issued and outstanding as of the Record Date except that the Spin-Off Entity may (W) issue options (and securities issuable upon exercise of such options) in connection with an amendment of outstanding options to acquire Common Shares of the Company so that each such


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               option includes the right to receive the number of Shares that would be distributed in connection with Rights that would be associated with Common Shares obtainable upon exercise of such options, (X) issue options (and Shares obtainable upon exercise of such options) to acquire up to an additional 338,000 Shares (assuming completion of the Recapitalization), provided that such options are issued in connection with an employee stock option plan duly adopted by the Spin-Off Entity, (Y) issue an additional 6,000 Shares (assuming completion of the Recapitalization), provided that such Shares are issued only to employees of the Spin-Off Entity and (Z) issue or agree to issue Shares for an aggregate consideration of $5,000,000 at a price per Share such that, if such Shares were issued immediately after the Recapitalization, the price paid per Share would be $9.15; or

        (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock (other than Shares), property or otherwise, with respect to any of its capital stock or other equity securities.

        (g)    The Company shall not:

        (i) sell, pledge, distribute, dispose of or otherwise transfer and shall not agree to sell, pledge, distribute, dispose of or otherwise transfer any Shares except pursuant to the Rights; and

        (ii) issue, sell, pledge or dispose of, grant or otherwise create, or agree to issue, sell, pledge or dispose of, grant or otherwise create any Common Shares or other equity security to which Rights attach, any debt or other securities convertible into or exchangeable for Common Shares or any other equity security to which Rights attach other than in connection with a stock dividend, subdivision, combination or reclassification or the exercise of options, warrants and other rights to acquire securities issued and outstanding as of the Record Date.

        (h) The Company and the Spin-Off Entity shall use their best efforts to obtain any consent and to make any filings or obtain any approvals necessary to distribute the Shares pursuant to Section 4 of this Agreement at or prior to the Maturity Time.

         Section 6. Record Date. Each Person in whose name any certificate representing Shares is issued pursuant to Section 4 shall for all purposes be deemed to have become the holder of record of the Shares represented thereby on, and such certificate shall be dated, the Maturity Time; provided, however, that if the Maturity Time is a date upon which the share transfer books of the Spin-Off Entity are closed, such Person shall be deemed to have become the record holder of such securities on, and such certificate shall be dated, the next succeeding Business Day on which the Share transfer books of the Spin-Off Entity are open.



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         Section 7. Recapitalization of the Spin-Off Entity. As soon as practicable on or after the Maturity Time, the Spin-Off Entity shall, and the Company shall cause the Spin-Off Entity to, (i) declare a dividend on the Shares payable in Shares, (ii) subdivide the outstanding Shares or (iii) combine the outstanding Shares into a smaller number of Shares, to the extent necessary so that the number of Shares issued and outstanding immediately thereafter is equal to the number of Rights outstanding; immediately prior to the Maturity Time divided by three.

         Section 8. Rights of Action. All rights of action in respect of this Agreement, excepting the rights of action given to the Rights Agent under
Section 11 and Section13 hereof, are vested in the respective registered holders of the Common Shares; and any registered holder of any Common Shares, without the consent of the Rights Agent or of the holder of any other Common Shares, may in his, her or its own behalf and for his, her or its own benefit enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, his, her or its right to exercise the Rights evidenced by such Common Shares in the manner provided in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and shall be entitled to specific performance of the obligations under this Agreement, and injunctive relief against actual or threatened violations of the obligations of any Person subject to this Agreement. Holders of Rights shall be entitled to recover the reasonable costs and expenses, including reasonable attorneys fees, incurred by them in any action to enforce the provisions of this Agreement.

         Section 9. Agreement of Rights Holders. Every holder of a Right by accepting the same shall be deemed to have consented and agreed with the Company and the Rights Agent and with every other holder of a Right that:

         (a) Until the Maturity Time, the Rights shall be transferable only in connection with the transfer of the Common Shares;

         (b) Except as provided in Section 4(e), the Company and the Rights Agent may deem and treat the person in whose name the associated Common Share certificate is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the associated Common Share certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary;

         (c) Such holder expressly waives any right to receive any fractional Rights and any fractional securities upon maturity of a Right, except as otherwise provided in Section 4(b) hereof; and

         (d) Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, that the Company shall use its best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.

         Section 10. Right Holder Not Deemed a Spin-Off Entity Shareholder. No holder, as such, of any Right shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the Shares or any other securities of the Spin-Off Entity which may at any time be issuable in respect of the Rights, nor shall anything contained herein be construed to confer upon the holder of any Right, as such, any of the rights of a shareholder of the Spin-Off Entity or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in Section 16 hereof), or to receive dividends or subscription rights, or otherwise, until the Shares shall have been distributed in accordance with the provisions of this Agreement.

         Section 11. Concerning the Rights Agent.

         (a) The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, suit, action, proceeding or expense, incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly. The indemnity provided herein shall survive the distribution of Shares in respect of the Rights.

         (b) The Rights Agent shall be protected and shall incur no liability for, or in respect of any action taken, suffered or omitted by it in connection with, its administration of this Agreement in reliance upon any certificate evidencing Common Shares or other securities of the Company or certificate evidencing Shares or other securities of the Spin-Off Entity, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 13 hereof.



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         Section 12. Merger or Consolidation or Change of Name of Rights Agent.
Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the stock transfer or corporate trust business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 14 hereof.

         Section 13. Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company, the Spin-Off Entity and the holders of Rights, shall be bound:

         (a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

         (b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company or the Spin-Off Entity prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board, the President or any Senior Vice President of the Company or the Spin-Off Entity, as appropriate, and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

         (c) The Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct.

         (d) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

         (e) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement, nor shall it be responsible for any adjustment required under the provisions of Section 7 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the maturity of Rights after actual notice of any such adjustment); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of stock or other securities to be issued pursuant to this Agreement or as to whether any shares of stock or other securities will, when issued, be validly authorized and issued, fully paid and nonassessable.

         (f) The Company and the Spin-Off Entity agree that they will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

         (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board, the President or any Vice President of the Company or the Spin-Off Entity, as appropriate, and to apply to such persons for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer.

         (h) The Rights Agent and any shareholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or the Spin-Off Entity or become pecuniarily interested in any transaction in which the Company or the Spin-Off Entity may be interested, or contract with or lend money to the Company or the Spin-Off
Entity or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company, the Spin-Off Entity or for any other legal entity.

         (i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or the Spin-Off Entity resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof. The Rights Agent shall not be under any duty or responsibility to insure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of Rights.

         (j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

         Section 14. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 calendar days' notice in writing mailed to the Company, the Spin-Off Entity and to each transfer agent of the Common Shares and Shares by registered or certified mail, and to the holders of the Rights by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 calendar days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares and Shares by registered or certified mail, and to the holders of the Rights by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor Rights Agent. If the Company shall fail to make such appointment within a period of 30 calendar days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the registered holder of any Rights may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any other state of the United States so long as such corporation is in good standing and is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as successor Rights Agent a combined capital and surplus of at least $50 million. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares and the Shares, and mail a notice thereof in writing to the registered holders of the Rights. Failure to give any notice provided for in this Section 14, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

         Section 15. [Intentionally omitted.]

         Section 16. Notice of Certain Events.

         (a) In case, after the Record Date, the Company or the Spin-Off Entity shall propose (i) to pay any dividend payable in stock of any class to the holders of Shares or to make any other distribution to the holders of Shares (other than a regular periodic cash dividend), (ii) to offer to the holders of Shares rights, options or warrants to subscribe for or to purchase any additional Shares or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of its Shares (other than a reclassification involving only the subdivision of outstanding Shares),
(iv) to effect any consolidation or merger (other than the Merger) into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of assets or earning power (including, without limitation, securities creating any obligation on the part of the Company and/or any of its Subsidiaries) representing more than 50% of the assets and earning power of the Company and its Subsidiaries, taken as a whole, to any other Person or Persons, or (v) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each holder of a Right, in accordance with Section 17 hereof, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, distribution or offering of rights, options or warrants, or the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Shares, if any such date is to be fixed, and such notice shall be so given, in the case of any action covered by clause (i) or (ii) above, at least 10 calendar days prior to the record date for determining holders of the Common Shares for purposes of such action, and, in the case of any such other action, at least 10 calendar days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Common Shares, whichever shall be the earlier.

         (b) Upon the occurrence of the Special Meeting or the termination of the Merger Agreement, the Company shall as soon as practicable thereafter, make a public announcement and give to the Rights Agent and each holder of a Right, in accordance with Section 17 hereof, a notice of the occurrence of such event, which announcement and notice shall specify the results of the vote on the approval of the Merger Agreement or the fact of the termination of the Merger Agreement, and the consequences of the event to holders of Rights; provided that no notice need be given if the Maturity Time is expected to occur within 10 Business Days of the occurrence of the Special Meeting.

         Section 17.       Notices.

         (a) Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

                           NHP Incorporated
                           8065 Leesburg Pike
                           Suite 400
                           Vienna, Virginia  22182-2738
                           Attention:  President and Chief Executive Officer

         (b) Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right to or on the Spin-Off Entity shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

                           NHP Financial Services, Ltd.
                           1593 Spring Hill Road, Suite 400

                           Vienna, Virginia  22182
                           Attention:  President and Chief Executive Officer

         (c) Subject to the provisions of Section 14 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or the Spin-Off Entity, or by the holder of any Right to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

                           The First National Bank of Boston
                           c/o Boston Equiserve
                           150 Royall Street
                           Canton, Massachusetts  02021
                           Attention:  Stacy Seremetis

         (d) Notices or demands authorized by this Agreement to be given or made by the Company, the Spin-Off Entity or the Rights Agent to the holder of any Right certificate evidencing Common Shares shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

         Section 18. Supplements and Amendments. Subject to the last sentence of this Section 18, if the Company so directs, the Company and the Rights Agent shall supplement or amend this Agreement without the approval of any holders of Rights (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder, or
(iv) to supplement or amend the provisions hereunder in any manner which the Company may deem desirable, which supplement or amendment shall not, in the good faith determination of the Board of Directors of the Company, adversely affect the interests of the holders of Rights (so long as the duties, liabilities and indemnifications of the Rights Agent are not affected). Upon the delivery of a certificate from an officer of the Company which states that the proposed supplement or Amendment is in compliance with the terms of this Section 18, the Rights Agent shall execute such supplement or amendment; provided, however, that the failure or refusal of the Rights Agent to execute such supplement or amendment shall not affect the validity of any supplement or amendment adopted by the Company, any of which shall be effective in accordance with the terms thereof. Notwithstanding anything in this Agreement to the contrary, no supplement or Amendment shall be made which increases the period of time remaining until the Maturity Time or terminates the Rights or makes the Rights subject to redemption without the consent of the holders of a majority of the issued and outstanding Rights, and this Agreement may be amended in any respect upon the agreement of the Company, the Spin-Off Entity and the Rights Agent if the consent of the holders of a majority of the issued and outstanding Rights has been obtained with respect to such amendment.

         Section 19. Successors; Certain Covenants. All the covenants and provisions of this Agreement by or for the benefit of the Company, the Spin-Off Entity or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

         Section 20. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Spin-Off Entity, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Spin-Off Entity, the Rights Agent and the holders of the Rights.

         Section 21. Determinations and Actions by the Board of Directors, etc. The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board, or the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including, without limitation, to amend the Agreement and whether any proposed amendment adversely affects the interests of the holders of Rights). For all purposes of this Agreement, any calculation of the number of Shares or Common Shares or other securities outstanding at any particular time shall be made in accordance with the last sentence of Rule l3d-3(d)(l)(i) under the Exchange Act as in effect on the date of this Agreement. All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board of Directors of the Company in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject the Board of Directors of the Company to any liability to the holders of the Rights.

         Section 22. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 23. Governing Law. This Agreement and each Right Certificate issued hereunder shall be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

         Section 24. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         Section 25. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                  [Remainder of page left intentionally blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.



[SEAL]
Attest:
                                                                   NHP INCORPORATED


  /s/ Joel F. Bonder                                                 /s/ J. Roderick Heller, III
--------------------                                               -----------------------------
Joel F. Bonder                                                     J. Roderick Heller, III
Senior Vice President, Secretary and                               Chairman, President and
  General Counsel                                                    Chief Executive Officer


[SEAL]
Attest:
                                                                   NHP FINANCIAL SERVICES, LTD.


  /s/ Mildred C. Banks                                               /s/ J. Roderick Heller, III
----------------------                                             -----------------------------
Mildred C. Banks                                                   J. Roderick Heller, III
Assistant Secretary                                                Chairman of the Board




[SEAL]
Attest:
                                                                   THE FIRST NATIONAL
                                                                   BANK OF BOSTON


  /s/ Jeff Seiders                                                   /s/ Colleen H. Shea
------------------                                                 ---------------------
Jeff Seiders                                                       Colleen H. Shea
Account Administrator                                              Administration Manager

                                                                       EXHIBIT A

                              SUMMARY OF RIGHTS TO
                     SHARES OF NHP FINANCIAL SERVICES, LTD.


                  The Board of Directors of NHP Incorporated (the "Company") has declared a dividend distribution of one right (a "Right") for each outstanding share of common stock, par value $.01 per share (the "Common Shares"), of the Company. The distribution is payable on May 9, 1997 to the shareholders of record as of the close of business on the Record Date. Each Right entitles the registered holder to receive from the Company upon maturity of the Rights one-third of a share (the "Shares") of common stock, par value $.01 per share, of NHP Financial Services, Ltd., a Delaware corporation (the "Spin-Off Entity"), or any successor thereof, subject to the terms and conditions set forth in a Rights Agreement, dated as of April 21, 1997 (the "Rights Agreement"), between the Company, the Spin-Off Entity and The First National Bank of Boston as Rights Agent (the "Rights Agent"). No fractional Shares will be issued and cash will be paid in lieu of fractional Shares at the rate of $9.15 per Share. The distribution of Shares pursuant to the Rights will result in 100% of the equity of the Spin-Off Entity being distributed to the holders of Rights. Rights will also be issued with respect to any Common Share issued prior to the time Shares become distributable in respect of Rights.

                  The Rights Agreement provides that the right to receive the Shares shall not mature until the earlier of the Effective Time of the merger (the "Merger") of a subsidiary of Apartment Investment and Management Company ("AIMCO") with and into the Company pursuant to an Agreement and Plan of Merger dated as of April 21, 1997 by and among AIMCO, such subsidiary and the Company (the "Merger Agreement") or December 1, 1997 (the time at which the Rights mature being referred to as the "Maturity Time").

                  The Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificates. Until the Maturity Time new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Maturity Time, the surrender for transfer of any certificates for Common Shares will also constitute the transfer of the Rights associated with the Common Shares represented by such certificates.

                  The Rights Agreement also contains certain covenants of the Company and the Spin-Off Entity proscribing the following while the Rights are outstanding: (i) a transfer of the assets of the Spin-Off Entity other than in the ordinary course of business; (ii) issuance of securities by the Company other than in connection with a stock dividend, subdivision, combination or reclassification or the exercise of options, warrants and other rights to acquire securities issued and outstanding as of the Record Date; (iii) issuance of securities by the Spin-Off Entity other than in connection with a stock dividend, subdivision, combination or reclassification or the exercise of options, warrants and other rights to acquire securities issued and outstanding as of the Record Date plus (W) the Spin-Off Entity may issue options (and securities issuable upon exercise of such options) in connection with an amendment of outstanding options to acquire Common Shares of the Company so that each such option includes the right to receive the number of Shares that would be distributed in connection with Rights that would be associated with Common Shares obtainable upon exercise of such options, (X) the Spin-Off Entity may issue options (and Shares obtainable upon exercise of such options) to acquire up to an additional 338,000 Shares (assuming completion of the Recapitalization contemplated by the Rights Agreement), provided that such options are issued in connection with an employee stock option plan duly adopted by the Spin-Off Entity, (Y) the Spin-Off Entity may issue an additional 6,000 Shares (assuming completion of the Recapitalization contemplated by the Rights Agreement), provided that such Shares are issued only to employees of the Spin-Off Entity and (Z) issue or agree to issue Shares for an aggregate consideration of $5,000,000 at a price expected to be $9.15 per Share (assuming completion of the Recapitalization contemplated by the Rights Agreement); and (iv) the operation of the Spin-Off Entity otherwise than in the ordinary course of business.

                  The Rights Agreement may be amended by the Company without the approval of any holders of Right Certificates in certain events, including amendments which add other events requiring adjustment to the number of Shares or other securities issuable upon the exercise of the Rights provided that no amendment may be made which (i) changes the number of Shares that may be distributed in any way that results in less than all Shares held by the Company at the Maturity Time being distributed in respect of the Rights, or (ii) increases the period of time remaining until the Maturity Time, without the consent of the holders of a majority of the issued and outstanding Rights, and the Rights Agreement may be amended in any respect upon the agreement of the Company, the Spin-Off Entity and the Rights Agent if the consent of the holders of a majority of the issued and outstanding Rights has been obtained with respect to such amendment.

                  A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights is as of April 21, 1997, does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by this reference.


                                       A-2